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                          Form of Amended and Restated
                 Consulting and Acquisition Management Agreement
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                 AMENDED AND RESTATED CONSULTING AND ACQUISITION
                              MANAGEMENT AGREEMENT

      This Amended and Restated Consulting and Acquisition Management Agreement as of the 6th day of August, 1997 by and between Workforce Systems, Corp., a Florida corporation (the "Company") and Shulman & Associates, Inc., a Florida corporation ("Shulman").

      WHEREAS, on April 3, 1997 pursuant to that certain Consulting Acquisition Management Agreement (the "April Agreement") the Company engaged the services of Shulman (the "Services") to identify and evaluate merger or acquisition candidates for the Company as well as to assist the Company in the identification, evaluation and structure mergers, consolidations, acquisitions, joint ventures and strategic alliances (hereinafter collectively referred to as "Acquisitions").

      WHEREAS, on May 29, 1997 the Company consummated the acquisition of Federal Supply, Inc. and Federal Fabrication, Inc. (the "Federal Acquisition"). The Federal Acquisition was brought to the Company by Shulman and Shulman rendered certain services to the Company in connection therewith pursuant to the terms of the April Agreement.

      WHEREAS, on July 30, 1997 Shulman was compensated for its services in connection with the Federal Acquisition.

      WHEREAS, based upon discussions between the parties subsequent to the consummation of the Federal Acquisition, the parties have determined that the written terms of the April Agreement does not properly reflect the oral understandings of the parties reached prior to the execution of the April Agreement.

      WHEREAS, the parties hereto wish to clarify the written terms of the April Agreement to properly reflect the oral understandings of the parties regarding the terms of the engagement of Shulman and hereby to restate the April Agreement in its entirety.

     NOW THEREFORE, in consideration of the mutual promises contained herein and intending to be legally binding hereby, the parties hereto agree as follows:

     1.     RECITALS.  The foregoing recitals are true and correct.

     2.     CONSULTING SERVICES.

            2.1 The Company hereby retains Shulman as a consultant to perform the Services and to assist the Company in the closing of Acquisitions for the account of Company upon such terms and conditions as are acceptable to Company and Shulman hereby accepts such engagement. Notwithstanding anything to the contrary contained herein, each Acquisition shall be subject to the approval of the Company, which approval may be withheld or delayed for any reason in the Company's sole and absolute discretion.

            2.2 Shulman shall, in connection with each proposed Acquisition assist the Company as requested in the consummation of the transaction. If any Acquisition other than the Star Hosiery, Inc. acquisition is completed by the Company or an affiliate during the term of this Agreement, Shulman shall be entitled to the compensation set forth in Paragraph 4 hereof. Shulman, however, agrees that it will participate as may be requested by the Company in the Star Hosiery, Inc. acquisition.

            3. TERM. This agreement shall be for a term ("Term") of five (5) years from the date of the April Agreement hereof. However, the Agreement may be terminated by either party on the annual anniversary date of this Agreement upon thirty (30) days prior written notice.

            4. COMPENSATION. The Company shall pay the following compensation to Shulman in consideration of the Services to be rendered hereunder:

                  4.l. A monthly fee of one thousand dollars ($1,000.00) during the term of this Agreement. Such fee shall include normal out of pocket expenses incurred by Shulman. Any extraordinary expenses for which Shulman desires to be reimbursed must be approved in writing in advance by the Company; and

                  4.2 A grant by the Company of options to purchase an aggregate of 500,000 shares of the Company's common stock, such options to be effective as of April 3, 1997 and exercisable until July 3, 1997 at an exercise price of $1.00 per share. Of such amount, one-third of the options (the "Retainer Options") shall be allocated as a retainer for the Services during the Term of this Agreement and the remaining two-thirds (the "Transaction Options") shall serve as a portion of the compensation due Shulman upon the consummation Acquistions during the Term of this Agreement; and

                  4.3. Upon the consummation of an Acquisition by the Company or a subsidiary thereof during the Term of this Agreement, a fee (the "Transaction Fee") in an amount to-be-negotiated by the parties based upon the scope of participation of Shulman in such Acquisition will be paid to Shulman;

PROVIDED, HOWEVER, that such Transaction Fee shall be not less than three percent (3%) of the Aggregate Market Value (as hereinafter defined) of the Acquisition. It is the understanding of the parties hereto that a portion of the Transaction Options in an amount to be mutually agreed upon by the parties hereto shall be allocated to a Transaction Fee due Shulman during the Term of this Agreement and the balance of such Transaction Fee, if any, to be paid in cash or registered shares of the Company's common stock or a combination thereof upon the mutual agreement of the parties hereto.

                  4.4. For the purposes of this Agreement, Aggregate Market Value shall mean (i) in the event that the Company, or substantially all of its issued and outstanding stock is acquired, the number of fully diluted shares of the Company's common stock so acquired times the fair market value per share of the cash paid and/or the securities issued by the acquiring party, (ii) in the event that the Company acquires another entity, or its stock, the fair market value of the cash paid and/or the securities issued by the Company for such other entity's common stock, and (iii) in the event of an Acquisition of the Company's assets, or an Acquisition by the Company of assets of another entity, the fair market value of the pre-tax consideration received or paid (as the case may be) by the Company including assumption of indebtedness. For the purpose of this Agreement, the fair market value of equity and debt securities will be determined based upon (i) the closing sale price for such securities on the registered national securities exchange providing the primary market in such securities on the last trading day prior to the closing date of the Acquisition or other transaction, or (ii) if such securities are not so traded, the good faith estimate of the Board of Directors of the Company.

                  4.5 In the event this Agreement is terminated or expires pursuant to the provisions of Paragraph 3 hereof, the provisions of subparagraph
4.3 shall be in effect for a period of one year from such termination date; and with respect to any Acquisitions introduced by Shulman to the Company, for a period of two (2) years from the termination date.

                  4.6   In the event  Shulman  shall have  exercised  all or any
portion of the options granted pursuant to Paragraph 4.2 hereof, upon the expiration of the Term of this Agreement and upon the request of the Company, Shulman shall return to the Company a number of shares of the Company's common stock equal to the value of the Transaction Options which have not been allocated by the Company to Acquistions based upon the provisions of subparagraph 4.3 hereof.

            5. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

            6. WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

            7. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

            8. NO ASSIGNMENT. This Agreement is not assignable by the parties without the prior consent of the other party.

            9. SEVERABILITY. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or part thereof.

            10. NO AGENCY. Shulman shall not, without the express written consent of the Company, hold itself out as the agent of the Company, nor shall Shulman have the authority to bind the Company or incur liabilities on behalf of the Company, except as otherwise provided for herein, without the express written consent of the Company.

            11. NOTICES. All notices to be given hereunder shall be in writing, with fax notices being an acceptable substitute for mail and/or and delivery to:

If to Shulman:          7777 Glades Road
                        Suite 213
                        Boca Raton, Florida 33434
                        Attention: Manny Shulman, President

If to the Company:      1410 SW 8 Street
                        Pompano Beach, Florida  33069
                        Attention: Bob Hausman, President




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IN WITNESS  WHEREOF,  the parties have executed this Agreement on the date first above written.

                                    WORKFORCE SYSTEMS CORP.

                                    BY:
                                        -------------------------------
                                          Bob Hausman, President


                                    SHULMAN & ASSOCIATES, INC.

                                    BY:
                                        -------------------------------
                                          Manny Shulman, President